EcoloCap Signs Exclusive Agreement with CantorCO2e, Leading Carbon Credits Broker

New Agreement Improves Access to Key Markets

Montreal, Quebec; October 23, 2008 – EcoloCap Solutions, Inc. (OTCBB: ECOS) (“EcoloCap”) today announced that it has signed an exclusive Greenhouse Gas Offset Management Services and Representation agreement with CantorCO2e LLC and its affiliates (“CantorCO2e”) to develop and market EcoloCap’s growing portfolio of potential Certified Emission Reductions (CERs) as well as pre-Clean Development Mechanism (CDM) Verified Emission Reductions (VERs). This agreement significantly enhances EcoloCap’s ability to access a wider range of CER and VER buyers and will permit EcoloCap to increase its rate of generation of additional CERs.

Dr. Tri Vu Truong, President and CEO of EcoloCap said “we see this as a major step forward by EcoloCap. We evaluated several alternatives in order to find the best way to market our CERs and VERs, and to achieve the best prices for our expanding CER and VER portfolio. We feel that CantorCO2e will give us the best results and we look forward to working closely with them to build increased value for our shareholders.”

EcoloCap is currently focusing its marketing efforts on China and Vietnam and a range of Clean Development Mechanism (CDM) projects have already been secured which represent an annual volume of over 1,000,000 CERs with most CER contracts being multiple-year. Current prices for CERs on the World Market can range up to 19 Euros (approx. US$25.50) .

Corinne Boone, Managing Director, CantorCO2e said “we are looking forward to working with EcoloCap to develop its portfolio of potential CERs and VERs and market them to our global client base. The diversity of the project portfolio and the potential for growth could represent a significant addition to CER and VER markets.”

Dr. Truong added “our agreement with CantorCO2e enables EcoloCap to immediately increase our marketing efforts to secure more CDM projects. As well, CantorCO2e’s experience and expertise will enable us to more efficiently achieve accreditation of these projects so that the CERs and VERs can be sold more quickly.”

EcoloCap’s objective is to double its total CER reserves over the next six to nine months, with an initial target of accumulating a portfolio of 5 million CERs annually.

About CantorCO2e

CantorCO2e is a leading provider of transaction and consulting services to the environmental and new-energy markets. Operating globally, CantorCO2e assists its clients to efficiently manage carbon emissions and to meet evolving compliance and industry standards. CantorCO2e serves environmental credit buyers and sellers in all of the world’s principal emissions markets, including the Kyoto markets (CDM, JI and European emissions trading), the US compliance markets, and the voluntary carbon market. CantorCO2e helps entities transact via electronic trading screens, recorded telephone lines, auctions and negotiated contracts. The CantorCO2e team advises equity investment funds on carbon finance, introduces investors to projects, and structures forward sales to enable project developers to fund their investments. CantorCO2e is headquartered in London and San Francisco and has over 100 emissions trading professionals located in fourteen offices across five continents. This global yet local presence, together with the unique experience of its staff, enables CantorCO2e to provide an unparalleled level of service to clients. CantorCO2e is a member of the Cantor Fitzgerald group of companies. For more information about CantorCO2e please visit www.cantorco2e.com.

About EcoloCap Solutions, Inc.

EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.

To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development Mechanism (CDM) of the United Nations’ Kyoto Protocol. EcoloCap utilizes its knowhow, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization. By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable costs, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Media Contact:

EcoloCap Solutions, Inc.
Investor Relations
Nada Guirguis
nada.g@ecolocap.com
Tel.: 514-402-2538
Fax. 514- 876-4080

CantorCO2e LP
Melanie Gordon-Felsman

mgordon@cantorco2e.com